EXH10-20

                      Cooperation Agreement by and Between:

Sico Jena GmbH Quarzschmelze ("Sico"), Goeschwitzer Strasse 20, 07745 Jena, Germany and FiberCore Inc. ("FCI"), 174 Charlton Road, P.O. Box 206, Sturbridge, MA 01566 USA.

Whereas, Sico or an affiliate is a stockholder in FCI and Sico's principal owner Mr. Walter Nadrag was the Managing Director of FCI's subsidiary FiberCore Jena GmbH ("FCI"), the parties have agreed that it is necessary to define and agree on the terms of a Cooperation Agreement between the parties.

Therefore, FCI and Sico have agreed to the following:

1 - As an addendum to the August 1995 Agreement between the parties, FCI has agreed to (a) register Sico's (or affiliate) shares of FCI common stock (605,000 shares as of the date hereof) through a Registration Statement which is due to be filed with the U.S. Securities and Exchange Commission ("SEC") in the near future; (b) Sico or the affiliate will establish an Escrow Account and deposit its FCI share in such account; (c) after the effective date of the Registration Statement, and in accordance with all applicable laws, rules and regulations, the escrow Agent will sell such shares from time to time, and the proceeds thereof shall be deposited in the Escrow Account; (d) after paying a reasonable broker's commission for such sales of shares, if any, the Escrow Agent will use the proceeds of the sale to mandatorily prepay the purchase price of machinery and equipment from FCJ to Sico that is currently scheduled to be paid over 6 years in quarterly installments, all paid during 1996 or as soon as practical thereafter based on the market conditions; (f) the parties shall use a Net Present Value ("NPV") to determine the prepayment amount at the time such prepayments are made, and agree in advance (shall be determined in the detailed agreements mentioned under item 3 below) on the discount factor used to the calculation of the NPV; (g) to the extent that the shares are sold for more than the prepayment amount for the machinery and equipment, the excess proceeds will remain in the Escrow Account which will be an interest bearing account; (h) Escrow Agent will invest such extra principal amount plus interest in appropriate machinery and equipment (the parties shall agree to the type of equipment needed and include it as part of the detailed agreement under item 3 below) and will enter into a sale and lease back of such machinery and equipment with FCI for the purpose of Sico manufacturing Wet Synthetic Silica ("WSS") or Dry Synthetic Silica ("DSS") and draw fiber optic quality tubes from such WSS or DSS to be used and/or marketed by FCJ, FCI or an agreed upon affiliate(s); (I) the terms of such lease back shall be over a 6 year period, paid monthly and the payment shall be determined using the same interest rate as the discount factor used in the NPV calculation above, and (j) in the event that extra funds remain in the escrow account, it shall be applied toward prepayment of rental payment calculated in the same manner as NPV for equipment.


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2        - Proceed in good faith with  drafting,  negotiating  and  executing  a detailed agreement which shall provide for the items enumerated herein, and shall contain representations, condition, covenants and the like typical for the transactions discussed herein.

3 - This is considered a binding agreement on the parties under the laws of the Federal Republic of Germany, and supersedes the addendum to the August 95 Agreement between FCI & FCJ related to the Purchase Agreement as of December 14, 1995.

Also, please do not hesitate to contact Mr. Siddig in the meantime to start on drafting any further details as required.


Agreed by FCI:_____________________________          Date:  December 19, 1995
                 Mohd Aslami


Agreed by Sico:_____________________________         Date:  December 16, 1995
                 Walter Nadrag